UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.               )*


Image Guided Technologies
(Name of Issuer)

Common Stock, no par value per share
(Title of Class Securities)

595150103
(CUSIP Number)

451922108


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

IMAGE GUIDED TECHNOLOGIES, INC.
(Name of Issuer)

Common Stock
(Title Class of Securities)

451922108
(CUSIP Number)

Check the following box if a fee is being paid with this statement: / /

(1)   NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Edgewater Private Equity Fund, L.P.  42-1382305

(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)  /  /
      (b)  /  /

(3)   SEC USE ONLY

(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REAPORTING
PERSON WITH:
(5)   SOLE VOTING POWER

      413,847

(6)   SHARED VOTING POWER

       N/A

(7)   SOLE DISPOSITIVE POWER

      413,847

(8)   SHARED DISPOSITIVE POWER

       N/A

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      413,847

(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES

      /  /

(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.3%

(12)  TYPE OF REPORTING PERSON

      PN
Item 1 (a)   Name of Issuer: Image Guided Technologies
Item 1 (b)   Address of Issuer's Principal Executive Offices:
Item 2 (a)   Name of Person Filing:  Edgewater Private Equity Fund, L.P.
Item 2 (b)   Address of Principal Business Office, or, if none,
              Residence:
              666 Grand Avenue, Suite 200, Des Moines, IA  50309
Item 2 (c )   Citizenship:   Iowa
Item 2 (d)    Title of Class of Securities:
               Common Stock, no par value
Item 2 (e)     CUSIP Number: 451922108
Item 3         Not applicable.
Item 4         Ownership:
               The following information is provided as of December 31,
               1996:
(a)  Amount Beneficially owned: 413,847 shares.
(b)  Percent of Class: 13.3%
               (c ) Undersigned has sole power to vote 413,847 shares.
Item 5         Ownership of Five Percent or Less of a Class:
               [   ]
Item 6         Ownership of More than Five Percent on Behalf of Another
               Person:
               Not Applicable
Item 7         Identification and Classification of the Subsidiary Which
               Acquired the Security Being Reported on By the Parent
               Holding Company:
               Not Applicable
Item 8         Identification and Classification of Members of the Group:
               Not Applicable.
Item 9         Notice of Dissolution of Group:
               Not Applicable.
Item 10        Certification:
               Not Applicable.
Signature
After reasonable inquiry and to the best of my knowledge and belief, I Certify that the information set forth in this statement is true, complete and correct.
                                      February 14, 1997
                                      -------------------------------------
                                      Date

                                      Edgewater Private Equity Fund, L.P.
                                      by:_________________________________
                                      James A. Gordon, General Partner